Exhibit 10.26
FIRST AMENDMENT TO
EMPLOYMENT OFFER LETTER
      This First Amendment (this “Amendment”) to the Employment Offer Letter (the “Offer Letter”), dated as of June 3, 2008, between Jones Soda Co., a Washington corporation (“Employer”), and Stephen C. Jones (“Employee”) is entered into on December 29, 2008.
     WHEREAS, Employer and Employee wish to document an amendment to the Offer Letter;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree that, effective January 1, 2009, the Offer Letter shall be amended as follows:
     The last paragraph of the Section entitled “Severance and Change in Control Benefits” is deleted in its entirety and replaced with the following:
The severance and change of control payments described above are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to such payments and benefits, the parties intend that this letter (and such payments) shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and the regulations, rulings and other guidance issued thereunder. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, with respect to any payments and benefits under this letter to which Section 409A applies, all references in this letter to termination of your employment are intended to mean your “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if you are a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), when you separate from service, within the meaning of Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your separation from service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, to your estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after your separation from service or (b) your death.

     IN WITNESS WHEREOF, the parties have executed and entered into this Amendment on the date set forth above.

JONES SODA CO.

/s/ Stephen C. Jones	By	/s/ Michael R. O’Brien
Stephen C. Jones		Its	CFO

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